EXHIBIT 10.3

VASCULAR SOLUTIONS, INC.

MANUFACTURING AND SUPPLY AGREEMENT

          This Manufacturing and Supply Agreement (“Agreement”) is entered into as of April 30, 2010 (the “Effective Date”) by and between Escalon Vascular Access, Inc., a Delaware corporation having its principal place of business at 435 Devon Park Drive, Bldg. 100, Wayne, Pennsylvania 19087 (“Manufacturer”) and Vascular Solutions, Inc., a Minnesota corporation having its principal place of business at 6464 Sycamore Court, Minneapolis, Minnesota 55441 (“VSI”).

RECITALS

          WHEREAS, VSI and Manufacturer have entered into an asset purchase agreement on the date hereof (the “Asset Purchase Agreement”), whereby VSI will acquire certain of the assets of Manufacturer;

          WHEREAS, pursuant to the terms of the asset sale, VSI desires to have certain medical devices manufactured to VSI’s specifications, which are identical to the specifications of Manufacturer and set forth as Exhibit A attached hereto, for an interim period after the closing of the asset sale;

          WHEREAS, during such interim period, Manufacturer is willing to supply such medical devices and other raw materials to VSI’s specifications, and provide related services to VSI as set forth in, and pursuant to the terms and conditions of, this Agreement;

          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree each with the other as follows:

ARTICLE I DEFINITIONS

          As used herein, the following terms shall have the following meanings:

     Section 1.1 “Applicable Regulations” means all statutes, laws and regulations applicable to the manufacture, approval and notice for sale, quality control, testing, sterilization, packaging, labeling, record retention, storage, handling, transport, and reporting of medical devices in effect at a particular time and promulgated by the United States Food and Drug Administration (“FDA”) and any foreign agency or authority equivalent to the FDA, including without limitation current good manufacturing practices and quality system regulations, ISO 13485, and any successor or replacement statutes, laws and regulations.

     Section 1.2 “Delivery Date” means the date the Products or Raw Materials are to be delivered, as set forth in each Purchase Order.

     Section 1.3 “Equipment” means any tools, equipment, moulds and models supplied by VSI to Manufacturer for the purpose of Manufacturer’s performance under this Agreement.

     Section 1.4 “Intellectual Property Rights” means on a world-wide basis, any and all intangible (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights;

(c) trade secret rights; (d) patents, designs, algorithms and other industrial property rights; (e) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise; and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

     Section 1.5 “Manufacturing Facilities” means Manufacturer’s plant located at 2440 South 179 Street, New Berlin, WI. 53146.

     Section 1.6 “Manufacturing/Quality System Requirements” means the requirements for the manufacturing, testing, sterilization, packaging and labeling of the Products and the requirements for the Raw Materials, including all quality system requirements, outlined in the 21 CFR 820 FDA regulations and the ISO 13485 Quality System standard.

     Section 1.7 “Product(s)” means the finished devices of the type described in Exhibit B to be supplied under this Agreement pursuant to binding Purchase Orders, and which are manufactured, tested, sterilized, packaged and labeled in accordance with the Specifications, Manufacturing/Quality System Requirements, this Agreement and all Applicable Regulations.

     Section 1.8 “Purchase Order” means a purchase order issued by VSI specifying necessary information as set forth in Section 2.4, with the terms and conditions attached as Exhibit C.

     Section 1.9 “Raw Materials” means the raw materials necessary to manufacture the Products.

     Section 1.10 “Specifications” means the raw materials, manufacturing, quality assurance and finished device specifications and protocols for the Products as set forth on Exhibit A attached hereto.

ARTICLE II MANUFACTURE

     Section 2.1 Manufacture. Manufacturer agrees to manufacture and supply to VSI those quantities of the Products, and supply to VSI those quantities of Raw Materials, that VSI may order hereunder, all in accordance with the terms and conditions of this Agreement.

     Section 2.2 Manufacturing/Quality System Requirements. Manufacturer agrees that it shall manufacture, test, sterilize (if required by VSI), package, store, handle, transport, and label the Products and Raw Materials ordered pursuant to binding Purchase Orders hereunder in strict conformity with the Manufacturing/Quality System Requirements. Manufacturer agrees to manufacture in a manufacturing environment such that the particulate and microbial levels are within the specifications for the Product. The Manufacturing/Quality System Requirements are specified in Section 1.6.

     Section 2.3 Applicable Regulations. Manufacturer shall manufacture, test, sterilize (if required by VSI), package, store, handle, transport, and label the Products and Raw Materials in accordance with all Applicable Regulations. Each party shall promptly notify the other of any new laws, regulations, rules or requirements of which it becomes aware that pertain to Products or Raw Materials, and shall confer with the other with respect to the best means to comply with such requirements.

     Section 2.4 Production Plan and Purchase Orders. Manufacturer shall produce Products up to the amounts set forth on Schedule 2.4 (the “Production Plan”). VSI may order Products and Raw Materials up to the amounts set forth on the Production Plan by submitting a Purchase

Order from time to time to Manufacturer by means of a mailed, couriered, electronic or facsimile communication. Manufacturer shall be deemed to have received a Purchase Order when acknowledged by manufacturer. Each Purchase Order shall be issued in quantities equal to the weekly production capacity pursuant to the Production Plan and shall be issued 30 days in advance of delivery of the Products and 7 days in advance of delivery of Raw Materials with the exception of May and June. VSI will issue Purchase Orders for the entire months of May and June on May 3, 2010 with weekly delivery dates in May and June. Each Purchase Order shall include:

(a)	date of Purchase Order;

(b)	description of the Products and/or Raw Materials ordered, including part numbers and quantity;

(c)	price offered per line item;

(d)	the Delivery Date(s);

(e)	the delivery address;

(f)	terms for Payment;

(g)	terms for title transfer of shipment (e.g. FOB Manufacturer’s dock); and

(h)	mode of shipment.

     Section 2.5 Acceptance of Purchase Orders. Manufacturer shall notify VSI within five business days of receipt of any Purchase Order setting forth either (a) its acceptance of the Purchase Order; or (b) any proposed amendments to the Delivery Date(s), quantities and Specifications for the Products ordered. If Manufacturer responds pursuant to (b) above, VSI and Manufacturer shall negotiate in good faith and in a timely manner such Delivery Dates, quantities and Specifications. Upon agreement of the parties, an authorized representative of each party shall execute the Purchase Order and upon the date of Manufacturer’s execution the Purchase Order shall be deemed accepted. Each Purchase Order shall become binding upon the parties upon acceptance.

     Section 2.6 Purchase Order Adjustments. VSI may at any time request a change in a Purchase Order, by submitting written notice to Manufacturer detailing the nature, extent and proposed manner of performance of the proposed change, and estimated scheduling, pricing and cost information relating thereto. Manufacturer shall evaluate each such request, and submit to VSI a written response, unless otherwise agreed by the parties, to each such request within seven business days following receipt thereof. Manufacturer’s written response shall address any impact the proposed changes will have on the Purchase Order. The parties shall negotiate the desired changes in good faith. If the parties agree to the changes, VSI shall prepare a written description of the agreed changes (a “Change Authorization”), which will become effective when both parties sign it. The Change Authorization will be incorporated as part of the relevant Purchase Order and will prevail over any inconsistent terms of the Purchase Order. Manufacturer agrees to implement such agreed changes in an expeditious and commercially prudent manner. If the parties do not agree to the changes within fifteen days of first receipt by Manufacturer of written notice of the changes, VSI may terminate the Purchase Order to which the changes relate, in whole or in part, with written notice to Manufacturer, without penalty to VSI.

     Section 2.7 INTENTIONALLY OMITTED.

     Section 2.8 Conflicting Terms. This Agreement shall govern each Purchase Order and any conflict or inconsistency between the terms of this Agreement and a Purchase Order shall be resolved in favor of this Agreement, unless VSI expressly states its acceptance to such conflicting term(s). No additional or conflicting terms in any acknowledgement or acceptance from Manufacturer shall govern.

     Section 2.9 Purchase Order. All sales of Product and Raw Materials shall be subject to the terms and conditions of this Agreement and the terms and conditions of each Purchase Order. VSI may procure the Products from any third party as it deems appropriate. In no event shall VSI be liable for any direct, incidental, special, consequential or punitive damages for any failure to submit additional Purchase Orders under this Agreement or for cancellation of any Purchase Orders submitted hereunder, in whole or in part.

ARTICLE III PURCHASER PROPERTY

     Section 3.1 VSI Property. VSI shall deliver to Manufacturer such Equipment agreed upon by the parties for use by Manufacturer only in the performance of its obligations under this Agreement. Manufacturer shall (a) identify all Equipment as the property of VSI (“VSI Property”); (b) safely store the VSI Property at all times when not in use; (c) maintain and deliver (as set forth herein) the VSI Property in good working condition (where applicable), reasonable wear and tear excepted; (d) insure the VSI Property and keep it insured until delivered to VSI in an amount equal to the replacement cost with loss payable to VSI; and (e) keep the VSI Property free of all liens, claims, encumbrances and interests of third parties, all at Manufacturer’s sole expense. Manufacturer is responsible for ensuring that Equipment is routinely calibrated, inspected, maintained and qualified for use. Calibration must be traceable to national or international standards and the calibration status must be clearly identified on the Equipment. Risk of loss to the VSI Property shall transfer to and remain with Manufacturer from receipt of the Equipment until delivery to VSI. All VSI Property is subject to inspection by VSI at any time at Manufacturer’s premises upon reasonable notice. Except as set forth herein, no use of VSI Property shall be permitted without prior written consent of VSI.

     Section 3.2 Rights. Manufacturer shall have the limited right to use the VSI Property, Specifications and Manufacturing/Quality System Requirements as necessary to perform hereunder. VSI owns and shall retain all right title and interest, including all Intellectual Property Rights, in and to the VSI Property, Specifications, Manufacturing/Quality System Requirements and Products, subject to the limited rights granted to Manufacturer herein and Manufacturer hereby assigns to VSI all right, title and interest, including all Intellectual Property Rights, it has and may have in and to the VSI Property, Specifications, Manufacturing/Quality System Requirements and Products.

ARTICLE IV MANUFACTURING PROCESS

     Section 4.1 License Grant. VSI hereby grants Manufacturer a nonexclusive, nontransferable, worldwide, royalty-free right to the Intellectual Property comprised of the applicable Products for the Term of this Agreement. VSI hereby grants Manufacturer a nonexclusive, nontransferable, worldwide, royalty-free right to use those of VSI’s trademarks, tradenames or logos set forth in each binding Purchase Order to private label the applicable Products for the

Term of this Agreement. VSI agrees that Manufacturer may leave on the Products any Manufacturer code required by any Applicable Regulation.

     Section 4.2 No Changes. Manufacturer shall perform the obligations set forth in this Agreement only at the approved Manufacturing Facilities, unless otherwise agreed by VSI. Manufacturer may not change or deviate from the Specifications and Manufacturing/Quality System Requirements without the prior written consent of VSI. Materials, processes, equipment and facilities approved for manufacturing Products through the validation and verification activities carried out by VSI may only be changed with the prior written consent of VSI.

     Section 4.3 Packaging Materials. Manufacturer shall be responsible for and shall provide all packaging materials and printed materials associated with the Product consistent with Manufacturer’s procedure. This includes, but is not limited to, container labels, container cartons and packaging material. Manufacturer shall be responsible for compliance with all Applicable Regulations concerning packaging and labeling materials, and for obtaining any necessary regulatory approvals of printed materials, artwork and copy. Manufacturer shall obtain prior approval from VSI before revising any printed packaging components, primary container components and any VSI-supplied packaging components used in the Product.

     Section 4.4 Raw Materials. All Raw Materials are defined by engineering drawings or specifications. Approved vendors must be designated on the drawings/specs. Manufacturer will use standard operating procedures which define the sampling methodology and the analytical methods used to assure that the Raw Materials meet the defined specifications. VSI will notify Manufacturer in writing of any changes to the specifications, sampling or test methods of Raw Materials or any changes in approved vendors.

     Section 4.5 Sampling, Testing and Release of Product. All in-process and completed Product testing shall be conducted by Manufacturer using approved test methods. Upon reasonable request, Manufacturer shall provide VSI with a certificate of analysis indicating each test parameter, test method, test result and the corresponding acceptance criteria for each batch/lot of Product manufactured or packaged, as well as a statement indicating that all associated documentation has been reviewed and approved by the appropriate quality control unit. Manufacturer shall release the Product to VSI as meeting the Specifications.

     Section 4.6 Storage, Validation and Environmental Monitoring. Process/Product and cleaning validation shall be performed by Manufacturer using protocols developed according to industry standards. Manufacturer shall be responsible for conducting the validation studies and maintaining validation reports. Manufacturer is responsible for operating within validated parameters. Where particulate and microbial levels are required for the Product, then the facilities and raw materials used during the manufacturing and packaging process shall be monitored for these factors. Manufacturer shall be responsible for the establishment and institution of a monitoring program to assure that the Product will meet the required particulate and microbial levels and shall maintain the records obtained from this monitoring program.

ARTICLE V SHIPMENT AND ACCEPTANCE TESTING

     Section 5.1 Shipment. Manufacturer shall ship Products and Raw Materials in accordance with each binding Purchase Order to arrive no later than each specified Delivery Date. Products and Raw Materials shall be marked for shipment to VSI, and delivered to a carrier designated by VSI or, if not so designated by VSI, to a carrier chosen by Manufacturer, F.O.B. Manufacturer’s facilities. VSI shall insure each shipment against loss or damage for their full replacement value and shall pay freight and insurance costs for such Products and Raw Materials until delivery to VSI. Manufacturer shall include with each shipment of Products and Raw Materials written confirmation of conformance of such Products and Raw Materials to the Manufacturing/Quality System Requirements, Specifications and all Applicable Regulations. Such written confirmation shall in no way limit VSI’s rights to inspect and test the Products or VSI’s rights under any warranty (including implied warranty) or of indemnification hereunder.

     Section 5.2 Risk of Loss and Title. Risk of loss and title shall pass to VSI upon shipment to VSI, provided that risk of loss shall revert back to Manufacturer during any periods of return or reshipment hereunder.

     Section 5.3 Acceptance Testing. Notwithstanding any written confirmation from Manufacturer, any Products manufactured and Raw Materials supplied hereunder shall be received by VSI subject to inspection and performance testing in accordance with the testing protocol set forth in the Manufacturing/Quality System Requirements. VSI shall have 20 days from the date of receipt of each shipment of Products and Raw Materials to determine to its reasonable satisfaction whether the Products and Raw Materials strictly conform to the applicable Specifications and have been manufactured in strict conformity with the Manufacturing/Quality System Requirements and all Applicable Regulations (the “Testing Period”). If and when VSI notifies Manufacturer in writing that the Products and Raw Materials strictly conform to the applicable Specifications and have been manufactured in strict conformity with the Manufacturing/Quality System Requirements and all Applicable Regulations, “Acceptance” shall be deemed to have occurred; provided, however, that VSI’s failure to provide notice of Acceptance or Rejection (defined below) to Manufacturer prior to the end of the applicable Testing Period shall be deemed Acceptance. The Acceptance of any Product shall in no way limit VSI’s rights under any warranty (including implied warranty) or for indemnification hereunder.

     Section 5.4 Rejection. If VSI reasonably determines that the Products or the Raw Materials (or any of them) do not strictly conform to the applicable Specifications or have not been manufactured in strict conformity with the Manufacturing/Quality System Requirements or any of the Applicable Regulations, or any of the foregoing, VSI may, at its option, reject the same by giving Manufacturer written notice thereof by no later than the close of business on the last day of the applicable Testing Period (“Rejection”). VSI shall return any rejected Products and Raw Materials to Manufacturer for credit for the full price of the rejected Products and Raw Materials. Any exceptions to the foregoing sentence, in the form of replacement of rejected Products or Raw Materials with reworked or new Products or Raw Materials, as applicable, will be negotiated by both parties. In the event that a rework procedure is recommended by Manufacturer to remedy rejected Products or Raw Materials and VSI approves the rework procedure, all records documenting the rework must be maintained by Manufacturer with the Product or Raw Materials lot’s original device history record, and all identification must relate to the original lot number identification on Product and Raw Materials and packaging.

     Section 5.5 All returns and reshipments shall be F.O.B. VSI’s facilities. Manufacturer shall insure all returns and reshipments against loss or damage for the full replacement value of the Products and Raw Materials returned or reshipped, and shall pay all freight and insurance costs for such Products and Raw Materials. Manufacturer shall reimburse VSI for any costs of shipping due pursuant to this Section 5.5 immediately upon demand. In the event of any destruction of nonconforming Products, VSI shall, if requested by Manufacturer, deliver to Manufacturer an appropriate written confirmation of destruction.

     Section 5.6 Timely Delivery. VSI may, by notice to Manufacturer, cancel a Purchase Order, in whole or in part, for any Products or Raw Materials which are not timely delivered; provided, however, that Manufacturer shall have a 7 calendar day period to cure such untimely delivery (such cure to be VSI’s receipt of shipment within such 7 calendar day cure period). VSI shall return Products or Raw Materials pursuant to such cancelled Purchase Order(s) to Manufacturer, F.O.B. VSI’s facilities. Manufacturer shall insure all such returns against loss or damage for their full replacement value and shall pay all freight and insurance costs for such Products and Raw Materials. Manufacturer shall reimburse VSI for expenses due pursuant to this Section 5.6 immediately upon demand.

ARTICLE VI PRICE; PAYMENT

     Section 6.1 Price. During the term of this Agreement, VSI shall pay to Manufacturer the price for each Product and Raw Materials as described in Exhibit B. Manufacturer agrees that the prices for Raw Materials shall be equal to Manufacturer’s standard cost.

     Section 6.2 INTENTIONALLY OMITTED

     Section 6.3 Invoices. Manufacturer shall invoice VSI for the Product and Raw Materials upon shipment of Products and Raw Materials under each Purchase Order. Manufacturer shall invoice VSI for any other amounts due hereunder within seven days of the end of the month in which such amounts arose.

     Section 6.4 Payment Terms. Undisputed payment for Products and Raw Materials shall be due 30 days from the date of invoicing. Any other undisputed amounts due under this Agreement shall be payable 30 days from date of receipt by VSI of invoice. All amounts shall be due and paid in U.S. Dollars.

     Section 6.5 Taxes. All amounts due hereunder are exclusive of all taxes, duties, sales taxes, value added taxes, assessments, and similar taxes and duties relating to the Products.

ARTICLE VII RECORD KEEPING; AUDITS

     Section 7.1 Reconciliation and Traceability System; Recordkeeping; Retention. Manufacturer shall maintain its existing manufacturing system and processes capable of reconciliation (inputs and outputs) and traceability, and, upon request, shall provide VSI with access to such system and processes for the purposes of conducting audits and implementing recalls, product withdrawals and field corrections and for other purposes consistent with this Agreement. Manufacturer shall provide VSI with an accurate monthly listing of all inventory owned by VSI and located at any of Manufacturer’s locations. In addition, Manufacturer shall maintain adequate records of the device history, engineering change, quality systems, receiving and inspection, corrective and preventative action, supplier, distribution, purchasing, complaint files, testing, training, service (if applicable), sterilization, packaging and labeling of Products, processes and Specifications for the Products and Raw Materials to establish compliance with all Applicable Regulations. Manufacturer agrees that VSI may review and obtain copies of such records upon reasonable notice in order to confirm such compliance.

     Section 7.2 Inspection. VSI may, upon reasonable notice, inspect and audit the Manufacturing Facilities to assure compliance by Manufacturer with (a) all Applicable Regulations, (b) any quality system requirements and regulations set forth in the Manufacturing/Quality System Requirements, and (c) the terms and provisions of this Agreement. If VSI discovers any deficiencies during such audits, VSI shall provide Manufacturer with a written report of such deficiencies. Manufacturer shall, within 10 days of receipt of such report, remedy or cause the remedy of any deficiencies described on such report or, if any such deficiencies cannot reasonably be remedied within such 10 day period, present to VSI a written plan to remedy such deficiencies as soon as possible, and implement such plan in a timely manner. If Manufacturer fails to remedy such deficiencies within 30 days of first receipt by Manufacturer of VSI’s report hereunder, VSI may terminate this Agreement (and all Purchase Orders) upon written notice to Manufacturer. Manufacturer acknowledges that the provisions of this Section 7.2 shall in no way relieve Manufacturer of any of its obligations under this Agreement.

     Section 7.3 Record Retention. Manufacturer shall retain the records described in Section 7.1 for a period expiring on the later of five years from the date of manufacture of each Product to which the records relate and two years beyond the expiry date of such Product. At or prior to the Final Closing Date (as defined in the Asset Purchase Agreement), Manufacturer shall deliver to VSI and VSI will pay for transportation expenses of records, all such records, including all copies thereof. At no time shall Manufacturer destroy any such records.

     Section 7.4 VSI Representative. VSI may, at VSI’s expense, place a representative on-site at the Manufacturing Facilities during the term of this Agreement. Manufacturer agrees that such representative shall have full access to all operations, documents, and records that pertain to the manufacture, testing, sterilization, packaging and labeling of the Products and Raw Materials so long as Manufacturer’s operations are not materially disrupted.

ARTICLE VIII REGULATORY MATTERS

     Section 8.1 Recalls. In the event VSI is required to initiate a recall, product withdrawal or field correction of any Products, whether or not such recall has been requested or ordered by any federal, state or foreign agency, VSI shall notify Manufacturer and Manufacturer shall fully cooperate with VSI, including, where requested, initiating the recall, product withdrawal or field correction itself. If any recall, product withdrawal, or field correction is initiated because of a defect in any Product (then Manufacturer shall (a) reimburse VSI the price paid by VSI with respect to such Products; and (b) reimburse VSI for out-of-pocket costs actually paid by VSI to third parties for transportation and destruction of the recalled Product and for out-of-pocket communications expenses associated with such recall. If there are multiple causes of a recall, product withdrawal or field correction, including those set forth in the preceding sentence, the parties shall agree in good faith on an appropriate allocation of the costs of the foregoing in a manner consistent this Section 8.1.

     Section 8.2 Adverse Event Reporting; Product Complaints. VSI shall be responsible for all reporting to regulatory authorities of adverse device experiences associated with the use of Products. VSI shall forward to Manufacturer copies of all customer complaints, user reports, Manufacturing Device Reports (“MDRs”) and service reports relating to the manufacture and operation of the Products, and Manufacturer will cooperate fully with VSI in investigating such complaints. If Manufacturer receives customer complaints or user reports, Manufacturer shall immediately forward copies of such complaints and reports to VSI. Upon the request of VSI, and at a charge mutually agreed upon by the parties, Manufacturer shall investigate any Product subject to a complaint and shall promptly provide VSI with a written report on such investigation. The parties shall agree to the procedures to be adopted for the reporting of MDRs within 30 days of the Effective Date.

     Section 8.3 Compliance With Laws and Regulations.

          (a) Compliance with Laws and Regulations. Manufacturer hereby represents and warrants to VSI that it shall, at its sole cost and expense, timely register with the FDA as a “Contract Medical Device Manufacturer,” or cause to be timely registered with the FDA as such, in accordance with the Federal Food, Drug and Cosmetic Act 21 CFR Part 807 and Part 11 as amended. Additionally, Manufacturer represents and warrants to VSI that it has, and will retain, its IS0 13485 certification, and will maintain a quality system in compliance with ISO 13485 for the duration of this Agreement. With respect to its performance hereunder, Manufacturer shall obtain and comply in all material respects with all applicable permits and registrations, and all applicable present and future orders, regulations, requirements and laws of any governmental authority in addition to the Applicable Regulations, including without limitation all maintenance and updating obligations relating to such permits and registrations.

          (b) Regulatory Audits. Manufacturer agrees to promptly notify VSI of any FDA inspection, or audit by the body that is authorized to give “CE” certification for products and quality system requirements for European distribution (the “Notified Body”) of the Manufacturing Facilities, or any request for information from the FDA, or other regulatory body, related to the manufacture, testing, sterilization, packaging, and labeling of Products, as soon as practicable after it received notice of such audit or request. Manufacturer shall provide VSI with copies of any FDA Form 483 observations, follow-up warning letters and/or close-out reports for those portions of FDA CGMP/QSR compliance inspection reports relating specifically to the manufacture of the Products for any facility where the Products are manufactured. Manufacturer shall also promptly provide VSI with a written report on the results of such audit or request for information, including without limitation, a copy of any request or demand issued by the FDA or other regulatory body. Failure to remedy any such deficiencies as required by the applicable regulatory body or a repeated pattern of such deficiencies shall constitute a material breach of this Agreement.

     Section 8.4 Contacts. Each party shall designate an individual within their organization to be the primary contact regarding regulatory issues. Such individual can be changed by giving written notice thereof to the other party.

ARTICLE IX WARRANTIES

     Section 9.1 Product Warranty.

          (a) Manufacturer warrants to VSI that the Products and Raw Materials shall (i) strictly conform to the applicable Specifications; (ii) meet and be manufactured in strict conformity with the Manufacturing/Quality System Requirements and all Applicable Regulations; (iii) not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act of 1938, as amended, or constitute an article that may not be introduced into interstate commerce under the provisions of said Act; (iv) be free and clear of any lien or encumbrance; (v) be merchantable; (vi) be safe and effective for their intended use; and (vii) be new.

          (b) Without limiting any of VSI’s remedies at law or in equity, VSI may return or destroy any defective or nonconforming Product or Raw Materials with written notice to Manufacturer and Manufacturer shall promptly replace the same free of any additional charge upon agreement.

     Section 9.2 Compliance with Laws. Manufacturer warrants to VSI that Manufacturer shall perform its obligations hereunder in accordance with all Applicable Regulations and in compliance with any other applicable law or regulation.

     Section 9.3 Intellectual Property. Manufacturer warrants to VSI that (a) neither the manufacture, use or sale of the Products or the Raw Materials (except to the extent specified in the Specifications); and (b) none of the applications, processes or systems employed by Manufacturer in the performance of Manufacturer’s obligations hereunder, shall infringe upon or violate the rights of any third parties, including, but not limited to, any Intellectual Property Rights.

     Section 9.4 Other Warranties. Manufacturer warrants to VSI that Manufacturer has the full power to enter into this Agreement and perform the obligations set forth herein, and such ability is not limited or restricted by any agreements or understandings between Manufacturer and other persons or companies.

     Section 9.5 Application. The warranties set forth in this Agreement shall remain in effect as to each Product and all Raw Materials furnished, serviced, repaired or replaced hereunder. In addition, any replacement Products or Raw Materials shall be subject to the acceptance testing requirements set forth herein. VSI may warrant the Products to its customers in any way VSI deems appropriate.

ARTICLE X INDEMNIFICATION

     Section 10.1 Manufacturer Indemnification. Manufacturer shall indemnify, defend and hold harmless VSI, its directors, officers, employees, agents and their respective successors and assigns (the “VSI Indemnitees”), from and against any and all liabilities, damages, losses, settlements, claims, allegations, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees) incurred by or asserted against any VSI Indemnitee of whatever kind or nature, to the extent arising from or occurring as a result of a claim or demand made by a third party against any VSI Indemnitee because of or arising out of any (a) breach of any representation or warranty made by Manufacturer hereunder; (b) failure of Manufacturer to manufacture, test, sterilize, package, store, handle, transport, or label the Products and Raw Materials in accordance with the terms of this Agreement, including without limitation, the Specifications, and Manufacturing/Quality System Requirements, and Applicable Regulations; (c) material breach of this Agreement by Manufacturer; or (d) death, personal injury or property damage caused by the negligence or willful misconduct of Manufacturer or any of its subcontractors, agents, employees, director or officers.

     Section 10.2 VSI Indemnification. VSI shall indemnify, defend and hold harmless Manufacturer, its directors, officers, employees, agents and their respective successors and assigns (the “Manufacturer Indemnitees”), from and against any and all liabilities, damages, losses, settlements, claims, allegations, actions, suits, penalties, fines, costs or expenses

(including, without limitation, reasonable attorneys’ fees) incurred by or asserted against any Manufacturer Indemnitee of whatever kind or nature, to the extent arising from or occurring as a result of a claim or demand made by a third party against any Manufacturer Indemnitee because of or arising out of any (a) breach of any representation or warranty made by VSI hereunder; (b) storing, handling, transporting and labeling of the Products and Raw Materials by VSI after such Products and Raw Materials have been received by VSI from Manufacturer and accepted by VSI pursuant to Article V of this Agreement; (c) material breach of this Agreement by VSI; or (d) death, personal injury or property damage caused by the negligence or willful misconduct of VSI or any of its subcontractors, agents, employees, director or officers.

ARTICLE XI INSURANCE

     Section 11.1 Insurance Coverage. From and after the Effective Date and throughout the term of this Agreement and for five years thereafter, Manufacturer shall have and maintain in effect, at Manufacturer’s sole cost, the following insurance relating to Manufacturer’s performance hereunder:

          (a) Commercial General Liability Insurance and Products Liability Insurance for each occurrence of bodily injury and property damage, in an amount of not less than $5,000,000.00; and

          (b) Worker’s Compensation Insurance in accordance with applicable statutory requirements.

     Section 11.2 Scope. The insurance required by this Article XI shall cover all performance under this Agreement by Manufacturer and all of its agents, directors, officers, employees, representatives, and subcontractors.

     Section 11.3 Additional Insured. Manufacturer shall have VSI, its directors, officers and employees named as additional insureds under each insurance policy obtained by Manufacturer. Such additional insured status shall be procured and evidenced by an additional insured endorsement on the policy and certificate of insurance. Manufacturer’s insurance shall be primary to any valid collectible insurance carried by the additional insureds.

     Section 11.4 Waiver of Subrogation. Manufacturer waives and will require its insurers to waive all rights of subrogation and recovery against VSI and its directors, officers and employees whether sounding in contract, tort (including negligence and strict liability) or otherwise.

     Section 11.5 Certificates and Endorsements. Manufacturer shall furnish valid certificates of insurance and endorsements to VSI evidencing that Manufacturer has obtained insurance coverage required under this Article XI.

ARTICLE XII CONFIDENTIALITY

     Section 12.1 Obligation. Each party agrees to hold in confidence and not disclose to any third party (other than its agents), or use for its own benefit, except as permitted under this Agreement, any of the following information which is disclosed to it by the other party (“Confidential Information”): (a) any information provided to one party by the other party or its employees, agents, customers, suppliers or subcontractors that is marked with a proprietary, confidential or other similar notice or orally disclosed to one party by the other party and followed by written notice within thirty days of such oral disclosure indicating said information was confidential; and (b) if not so marked, information that is reasonably understood by one party to be the confidential information of the disclosing party. For purposes of this Article XII, without limiting the rights of VSI hereunder, the Specifications, Manufacturing/Quality System Requirements, Purchase Orders, and any information relating to VSI’s customers, products, business and finances shall be deemed to be Confidential Information of VSI. The term Confidential Information shall not include any item of information which: (i) the receiving party can prove was in its possession prior to disclosure thereof by the disclosing party without requirements of confidential treatment; (ii) is or becomes generally available to the public other than as a result of any action by the receiving party; (iii) is rightfully disclosed to the receiving party by a third party without the imposition on the receiving party of any confidentiality obligation or restrictions on use; or (iv) the disclosing party states in writing should not be considered to be confidential.

     Section 12.2 Use of Confidential Information. Each party shall, except as otherwise set forth herein, (a) hold all Confidential Information of the other party in confidence and not disclose such Confidential Information to anyone except its employees, agents, subcontractors or suppliers who have a need to know and who are at all times informed of, and understand that they are bound to observe, the same confidentiality and nondisclosure restrictions and obligations as are set forth in this Agreement; (b) protect the confidentiality of and take all steps necessary to prevent disclosure or unauthorized use of the other party’s Confidential Information to prevent it from falling into the public domain or the possession of persons not legally bound to maintain its confidentiality; and (c) advise the disclosing party in writing if it becomes aware of any misappropriation or misuse of the disclosing party’s Confidential Information by any person, and provide reasonable assistance to the disclosing party in any proceeding or lawsuit related thereto.

     Section 12.3 Ownership of Confidential Information. Each party shall be deemed the owner of all right, title and interest, including all Intellectual Property Rights, in and to their own Confidential Information.

     Section 12.4 Legal Disclosure. This Agreement will not prevent the receiving party from disclosing Confidential Information of the disclosing party to the extent it is required to be revealed pursuant to law, provided, however, the receiving party which is under any such requirement of law shall give reasonable notice to the disclosing party of such requirement and shall cooperate with the disclosing party (at the cost and expense of the disclosing party) in reasonable legal efforts to limit or mitigate any such disclosure so as to preserve the proprietary nature of any Confidential Information contained therein.

     Section 12.5 Injunctive Relief. The parties acknowledge and agree that any breach or threatened breach of this Article XII will result in irreparable harm to the party whose Confidential Information is subject to such breach or threatened breach, for which remedies at law will not be adequate. Each party, as a disclosing party, shall therefore be entitled to seek injunctive relief in any court of competent jurisdiction in addition to any other remedy at law or in equity in the event of a material breach of this Article XII.

ARTICLE XIII TERM AND TERMINATION

     Section 13.1 Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect until the Final Closing of the Asset Purchase Agreement, unless terminated earlier as set forth herein.

     Section 13.2 Early Termination.

          (a) This Agreement (and all outstanding Purchase Orders) may be terminated early as follows:

          (i)     if either party is in breach of any of its material obligations under this Agreement and fails to remedy that breach within 30 days after receipt of written notice of such breach from the nonbreaching party, the nonbreaching party may terminate this Agreement immediately by giving written notice of such termination;

(ii) Intentionally omitted;

          (iii)     if a party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business, the other party may terminate this Agreement (and all outstanding Purchase Orders) upon written notice to the first party; and

(iv) by VSI pursuant to Section 7.2.

          (b) A Purchase Order may be terminated early by a non-breaching party with notice to the other party if the other party is in breach of any of its material obligations under a Purchase Order and fails to remedy that breach within 30 days after receipt of written notice of such breach from the non-breaching party.

     Section 13.3 Effect of Termination.

          (a) Upon any expiration or termination of this Agreement, in addition to the parties other rights and remedies at law and in equity, the parties shall have the following rights and obligations:

          (i)     the parties shall negotiate in good faith the delivery of any Products under any outstanding binding Purchase Orders and VSI shall pay for Products accepted in accordance with the terms of this Agreement, provided that if VSI terminates this Agreement, then VSI may determine in its sole discretion whether and to what extent it desires to receive, accept and return Products under outstanding binding Purchase Orders;

(ii) except to the extent necessary to complete performance pursuant to subsection (i):

          (A) VSI can collect all VSI Property, Specifications and Manufacturing/Quality System Requirements (and all copies thereof) F.O.B. Manufacturer’s facilities. All freight and insurance costs of delivering the VSI Property, Specifications and Manufacturing/Quality System Requirements (and all copies thereof) shall be borne by VSI;

(B) all licenses granted hereunder shall immediately terminate; and

(C) each party as a receiving party shall deliver to the disclosing party such disclosing party’s Confidential Information in the receiving party’s possession or control; and

(iii) the parties shall each perform their respective post-termination obligations described in the Manufacturing/Quality System Requirements.

          (b) Upon any cancellation of a Purchase Order, in whole or in part, as set forth herein (excluding termination as set forth in Section 13.2(b)), VSI shall return to Manufacturer the Products cancelled, F.O.B. VSI’s facilities. All freight and insurance costs of delivering the Products shall be borne by Manufacturer. Upon shipment of such Products, VSI shall have no further liability to Manufacturer for the Products shipped, and Manufacturer shall reimburse to VSI any amounts paid by VSI for the Products so shipped.

Upon any termination of a Purchase Order pursuant to Section 13.2(b), VSI may return any Products purchased under such Purchase Order in return for reimbursement by Manufacturer for all amounts paid for such Products, Manufacturer shall refund any amounts paid by VSI for which no Products have been received by VSI, VSI shall have no further obligations under the terminated Purchase Order, and Manufacturer shall deliver to VSI all VSI Property, Specifications and Manufacturing/Quality System Requirements (and all copies thereof) relating solely to such terminated Purchase Order F.O.B. VSI’s facilities. All freight and insurance costs of delivering such VSI Property, Specifications and Manufacturing/Quality System Requirements (and all copies thereof) shall be borne by Manufacturer.

     Section 13.4 Survival of Certain Obligations. Notwithstanding the expiration or termination of this Agreement, the obligations of the parties required to perform their respective obligations under Section 13.3(a) shall survive until performance by each party is fulfilled, and, in addition, Sections 2.8, 5.2, 5.3, 7.1, 7.2, 7.3, 8.2, 8.3, 8.413.3 and 13.4 and Articles I, IX, X, XI, XII and XIV shall continue in perpetuity.

ARTICLE XIV MISCELLANEOUS

     Section 14.1 Independent Contractors. Notwithstanding anything else set forth herein to the contrary, the relationship of the parties is that of independent contractor, and nothing herein shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the parties. Neither party shall have authority to enter into agreements of any kind on behalf of the other party, nor shall either party have the power or authority to bind or obligate the other party in any manner to any third party.

     Section 14.2 Assignment. Manufacturer shall not assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement except as expressly permitted herein, without the prior written consent of VSI. Any attempted assignment of or delegation by Manufacturer in contravention of this provision shall be void and ineffective and shall be deemed to be a material breach hereof. VSI may freely transfer or assign this Agreement. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

     Section 14.3 Force Majeure. Not withstanding any other provision of this Agreement neither VSI nor Manufacturer shall be in default by reason of any delay or failure in its performance under this Agreement (other than performance of payment obligations) resulting, directly or indirectly, from fire, explosion, strike, freight embargo, Act of God or of a public enemy, war, civil disturbance, act of government, unusually severe weather, quarantine, epidemic, or catastrophe.

     Section 14.4 Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if given by (a) registered or certified mail, postage prepaid, return receipt requested, (b) private courier service, or (c) facsimile addressed to the respective addresses of the parties as first above written, fax number listed below or at such other fax number or addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (1) receipt by the party to which notice is given, or (2) on the day of faxing as evidenced by the facsimile transmission page, the fifth day following domestic mailing or the tenth day following international mailing, as may be the case, whichever occurs first.

If to VSI:

Vascular Solutions, Inc.
6464 Sycamore Court
Minneapolis, Minnesota 55441
Attention: Chief Executive Officer
Facsimile No: (763) 656-4250

If to Manufacturer

Escalon Medical Corp.
435 Devon Park Drive, Bldg. 100
Wayne, Pennsylvania 19087
Attention: Chief Executive Officer
Facsimile No: (610) 688-3641

     Section 14.5 Governing Law. The parties invoke the laws of Delaware regarding the protection of their rights and enforcement of their obligations hereunder and they mutually stipulate and agree that this Agreement is in all respects (including, but not limited to, all matters of interpretation, validity, performance and the consequences of breach) to be exclusively construed, governed and enforced in accordance with the internal laws (excluding all conflict of laws rules) of Delaware and any applicable federal laws of the United States of America, as from time to time amended and in effect.

     Section 14.6 Venue. Any action at law, suit in equity, or judicial proceeding of any kind arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or the relationship between the parties shall be litigated only in the courts of the State of Delaware, County of Wilmington and the parties waive any right they may have to challenge the jurisdiction of this court or seek to bring any action in any other forum, whether originally or by transfer, removal, or change of venue.

     Section 14.7 Entire Agreement; Amendments. This Agreement, including the Exhibits attached hereto and any binding Purchase Orders, and the Asset Purchase Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

     Section 14.8 Headings. The section and subsection headings in this Agreement are inserted solely as a matter of convenience and for reference, and shall not be considered in the construction or interpretation of any provision hereof.

     Section 14.9 Severability. If any provision or provisions of this Agreement shall be determined to be unenforceable, then the parties shall in good faith negotiate for a substitute provision addressing the same subject matter as the unenforceable provision(s) as may then be considered to be enforceable, provided, however, if no substitute provision can be formulated which shall be accepted by the parties as enforceable, this Agreement shall nonetheless continue in full force and effect with the unenforceable provision(s) stricken here from.

     Section 14.10 Waiver. The failure or delay of either party to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or of the right thereafter to enforce each and every provision. No waiver by either party to this Agreement, either express or implied, of any breach of any term, condition, or obligation of this Agreement, shall be construed as a waiver of any subsequent term, condition, or obligation of this Agreement.

     Section 14.11 Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereunder. Each party agrees to be bound by its own facsimile or telecopy signature, and accepts the facsimile or telecopy signature of the other party hereto.

     Section 14.12 Remedies. All remedies set forth in this Agreement are cumulative and in addition to any other or further remedies provided in law or in equity.

     Section 14.13 Setoff. Any amount owed to Manufacturer by VSI shall be subject to deduction for any setoff counterclaim or indemnification right arising out of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized and empowered officer and representatives as of the Effective Date.

VASCULAR SOLUTIONS, INC.		ESCALON VASCULAR ACCESS, INC.

By:	/s/ James Hennen	By:	/s/ Richard J. DePiano, Jr.
	James Hennen		Richard J. DePiano, Jr., Esquire
	Chief Financial Officer		VP & General Counsel